Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (commission file No. 333-33374 and No. 333-126236) of our report dated February 18, 2005, except for Note 3 as to which the date is March 15, 2005 with respect to the consolidated statements of operations, shareholders’ equity and cash flows and financial statement schedule for the year ended January 1, 2005 of Appliance Recycling Centers of America, Inc., and Subsidiaries appearing in this Annual Report on Form l0-K for the year ended December 30, 2006.

/s/ McGLADREY & PULLEN, LLP

Minneapolis, Minnesota

March 28, 2007